Exhibit 23.13

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 30, 2012 with respect to 6922767 Holding S.à r.l. included in the Registration Statement (Form S-4) and related Prospectus of CHC Helicopter S.A. for the registration of $200,000,000 of its 9.250% Senior Secured Notes due 2020.

/s/ Ernst & Young LLP

Vancouver, Canada

October 30, 2012